Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Duska Therapeutics, Inc.

We consent to the use of our Independent Registered Public Accounting Firm Report dated March 14, 2007, covering the consolidated financial statements of Duska Therapeutics, Inc. for the years ended December 31, 2007 and 2006, and for the period from inception on February 9, 1996 to December 31, 2007, to be included in this Registration Statement on Form S-1 to be filed with the Commission on or about March 18, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ STONEFIELD JOSEPHSON, INC. Stonefield Josephson, Inc.

Los Angeles, California
March 17, 2008